Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 15, 2012, with respect to the financial statements and internal control over financial reporting, included in the Annual Report of Kohlberg Capital Corporation on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Kohlberg Capital Corporation on Form S-8 (File No. 333-175838), effective July 28, 2011 and Form S-8 (File No. 333-151995), effective June 27, 2008.

/s/ Grant Thornton LLP

New York, New York
March 15, 2012